CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated Janury 25, 2013 on the financial statements of Christopher Weil & Company Core Investment Fund and Christopher Weil & Company Global Dividend Fund, each a series of PFS Funds, as of November 30, 2012 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to PFS Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd. Cleveland, Ohio March 26, 2013